Exhibit 10.02

Letter of extension for OG&E's credit agreement
Dated July 29, 2013

In accordance with Section 2.21 of OG&E's Credit Agreement dated December 13, 2011, Lenders holding Commitments aggregating $400 million have approved the extension of the Maturity Date (with respect to their Commitments only) for an additional year until December 13, 2017.